Exhibit 99.1

Taysha Gene Therapies Adds Industry-Leading Gene Therapy Executives to Board of Directors

Appoints former Chief Medical Officer of Spark Therapeutics, Kathy Reape, M.D., and Chief Scientific Officer of Intellia Therapeutics, Laura Sepp-Lorenzino, Ph.D., to board of directors

Directors bring significant gene therapy translational and development expertise ahead of GM2 gangliosidosis clinical trial initiation in 2020 and submission of four INDs by the end of 2021

Dallas—November 24, 2020—Taysha Gene Therapies, Inc. (Nasdaq: TSHA), a patient-centric gene therapy company focused on developing and commercializing AAV-based gene therapies for the treatment of monogenic diseases of the central nervous system in both rare and large patient populations, today announced the appointment of Kathy Reape, M.D., and Laura Sepp-Lorenzino, Ph.D., to the company’s board of directors.

“Drs. Reape and Sepp-Lorenzino bring significant gene therapy translational and development expertise to our board,” said RA Session II, President, Founder and CEO of Taysha Gene Therapies. “Their combined gene therapy experience across preclinical and clinical development will be invaluable as we continue to advance our broad portfolio into the clinic. Across all levels of the organization, we are building a team that has the passion, experience and talent to execute on our mission of eradicating monogenic CNS disease.”

Dr. Reape was most recently Chief Medical Officer at Spark Therapeutics where she oversaw clinical development, pharmacovigilance and medical affairs activities and was a key member of the team responsible for the development and commercialization of the first FDA-approved in vivo gene therapy, LUXTURNA®, for an inherited retinal disease caused by mutations in both copies of the RPE65 gene. She also oversaw the development of Spark’s pipeline of gene therapies addressing CNS disease, hemophilia, metabolic disorders and inherited retinal dystrophies. She has over 18 years of experience in the pharmaceutical industry in clinical research and development and has been involved with approximately two dozen product approvals including small molecules, biologics, biosimilars and therapeutic devices. She received both her undergraduate and M.D. degrees from the University of Pennsylvania and completed her internship and residency at the University of Florida and University of Medicine and Dentistry of New Jersey.

“Taysha has built a deep pipeline of potentially transformative gene therapies for patients with life-threatening CNS diseases,” said Dr. Reape. “Many of the conditions that Taysha is addressing have no therapeutic alternatives, are associated with a poor quality of life and often result in a shortened life expectancy. It is important that we rapidly advance these gene therapies into the clinic to serve patients so desperately in need.”

Dr. Sepp-Lorenzino is currently the Chief Scientific Officer at Intellia Therapeutics and has held several senior positions over her extensive career. Most recently, she was Vice President and Head of Nucleic Acid Therapies at Vertex Pharmaceuticals. She previously served as Alnylam’s Vice President and Entrepreneur-in-Residence, where she led the hepatic infectious disease strategies therapeutic area and was a key figure in partnering and in-licensing activities. She spent 14 years at Merck & Co., including as

Executive Director and Department Head of the RNA therapeutics discovery biology unit. Dr. Sepp-Lorenzino received her degree in biochemistry at the University of Buenos Aires, Argentina and her M.S. and Ph.D. in biochemistry from New York University.

“Joining the Taysha board is a truly exceptional opportunity to contribute to the development of multiple innovative gene therapies,” commented Dr. Sepp-Lorenzino. “Taysha is taking a leadership position in the industry by combining decades of gene therapy experience with a portfolio of programs that have the potential to address the underlying biology of various CNS disorders in order create an engine for potential new treatments.”

About Taysha Gene Therapies

Taysha Gene Therapies (Nasdaq: TSHA) is on a mission to eradicate monogenic CNS disease. With a singular focus on developing curative medicines, we aim to rapidly translate our treatments from bench to bedside. We have combined our team’s proven experience in gene therapy drug development and commercialization with the world-class UT Southwestern Gene Therapy Program to build an extensive, AAV gene therapy pipeline focused on both rare and large-market indications. Together, we leverage our fully integrated platform—an engine for potential new cures—with a goal of dramatically improving patients’ lives. More information is available at www.tayshagtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning or implying the conduct or timing of our clinical trials and our research, development and regulatory plans for our product candidates, the potential of our product candidates to positively impact quality of life and alter the course of disease in the patients we seek to treat, our research, development and regulatory plans for our product candidates, the potential for these product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies, and whether, if approved, these product candidates will be successfully distributed and marketed. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Company Contact:

Niren Shah, PharmD, MBA

Taysha Gene Therapies

Nshah@tayshagtx.com

Media Contact:

Carolyn Hawley

Canale Communications

carolyn.hawley@canalecomm.com